Exhibit 10(f)(36)
Management Incentive Plan for 2023 (2023 MIP)
Under the 2023 MIP, executive officers of the Company are eligible to receive performance related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved target incentive opportunities for 2023, expressed as a percentage of base salary for each participating officer. The 2023 MIP funding level was based on the achievement of an Adjusted1 EBITDA metric. The Committee then established overall performance categories that included threshold, target and maximum performance goals and payout ranges which determined the amount of the payout of the earned MIP funding level. The performance metrics established by the Committee included Operational goals, Environmental, Social and Governance goals, and for some participants Business/Functional goals. The Committee maintains the authority to increase or decrease an award based on individual performance.

Performance against the 2023 MIP funding metric (Adjusted1 EBITDA) was between target and maximum. Performance against the 2023 MIP goals was as follows: Operational and Environmental, Social and Governance were between target and maximum, and Business/Functional ranged from below threshold to maximum, based on individual performance.

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(1) Earnings before non-financing interest expense, taxes, depreciation and amortization adjusted for the following items: Restructuring and related costs, net, non-service retirement-related costs, equity income, and the remaining amounts in Other expenses, net.